Stockholder contact:	Matthew LeBlanc 617-580-4104 matthew.leblanc@columbiathreadneedle.com

Media contact:	Lisa Feuerbach 617-897-9344 lisa.feuerbach@columbiathreadneedle.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

HOLDS 14TH ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, June 25, 2024 — Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today held its 14th Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in favor of the recommendations of the Fund’s Board of Directors (the “Board”) on each of two proposals at the Meeting.

Specifically, Stockholders re-elected Directors Kathleen Blatz, Pamela G. Carlton and George S. Batejan and elected David M. Moffett, each for a term that will expire at the Fund’s 2027 Annual Meeting of Stockholders, and all until their successors are elected and qualify. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for the 2024 fiscal year.

The Fund is managed by Columbia Management Investment Advisers, LLC.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting columbiathreadneedleus.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not insured by the FDIC, NCUA or any federal agency, are not a deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2024 Columbia Management Investment Advisers, LLC. All rights reserved.

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